Exhibit 5.1

November 22, 2019

Wesbanco, Inc.

One Bank Plaza

Wheeling, WV 26003

Re: Post-Effective Amendment No. 1 to Form S-4 on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Wesbanco, Inc., a West Virginia corporation (“Wesbanco”), in connection with Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (such Registration Statement, as amended or supplemented, the “Registration Statement”) being filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to up to 202,478 shares of Wesbanco’s common stock, par value $2.0833 per share (the “Shares”), that may be issued upon the exercise of certain outstanding option awards held by certain individuals who qualify as current employees or directors of Old Line Bancshares, Inc. or its subsidiaries immediately prior to the acquisition of Old Line Bancshares, Inc. by Wesbanco. The options were originally granted under the Old Line Bancshares, Inc. 2004 Equity Incentive Plan and the Old Line Bancshares, Inc. 2010 Equity Incentive Plan (collectively, the “Plans”). This opinion is provided pursuant to the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

We have participated in the preparation of the Registration Statement and have reviewed the Agreement and Plan of Merger, dated as of July 23, 2019, by and between Wesbanco, Wesbanco Bank, Inc., a West Virginia banking corporation and a wholly owned subsidiary of Wesbanco, Old Line Bancshares, Inc. and Old Line Bank, a Maryland banking corporation and a wholly owned subsidiary of Old Line Bancshares, Inc. We have also reviewed originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of Wesbanco and such other instruments and certificates of public officials, officers and representatives of Wesbanco and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering this opinion expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Wesbanco, Inc.

November 22, 2019

On the basis of such examination and having regard for such legal considerations as we deem relevant, and subject to the limitations and qualifications contained herein, it is our opinion that the Shares have been duly authorized by all necessary corporate action on the part of Wesbanco and, upon issuance and delivery of, and payment for the Shares in the manner contemplated by the applicable Plan and relevant agreements duly authorized by and in accordance with the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal law of the United States of America and the West Virginia Business Corporation Act (including the applicable reported judicial decisions interpreting that law).

We assume no obligation to update or supplement the foregoing opinion in order to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Opinion.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours very truly,

PHILLIPS, GARDILL, KAISER & ALTMEYER, PLLC

By:	/s/ James C. Gardill